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BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces First Quarter 2014 Results

REDWOOD CITY, CA — April 30, 2014 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its first quarter ended March 31, 2014. Revenues for the first quarter were $3.0 million, compared with revenues of $3.7 million for the fourth quarter ended December 31, 2013 and $3.8 million for the comparable quarter of 2013.

License revenue for the first quarter of 2014 was $1.2 million, compared with $1.4 million for the prior quarter and $1.6 million for the comparable quarter of 2013. The majority of the first quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the first quarter of 2014, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.3 million, or $0.49 per basic and diluted share, as compared with GAAP net loss of $1.3 million, or $0.28 per basic and diluted share, for the fourth quarter of 2013 and GAAP net loss of $2.1 million, or $0.46 per basic and diluted share, for the comparable quarter of 2014.

As of March 31, 2014 the Company had $45.9 million of cash and cash equivalents and short-term investments, compared to a combined balance of $46.4 million as of December 31, 2013 and $51.4 million as of March 31, 2013.

“Within Q2 2014 we will begin the delivery of Vmoso, a family of next-generation unified communication and collaboration (UCC) solutions for the enterprise, which we have been developing over the past three years," said Dr. Pehong Chen, President and CEO of BroadVision. "Highlighting mobility while emphasizing enterprise-class security, Vmoso unifies email, instant messaging, file sharing, workflow, and social networking into one cohesive and convenient user experience, enabling everyone to engage with anyone, about anything, from anywhere, at anytime.  We are truly excited to announce the availability of myVmoso, the quick start version of Vmoso for enterprise, SMB, SOHO, and individual users, in a beta program scheduled to commence next month."

Conference Call Information

BroadVision management will host a conference call today, Wednesday, April 30th, 2014, at 2:00PM Pacific Standard Time (PST). The conference call may be accessed by dialing: 1-888-424-8151, with pin code 6831030#. Callers outside North America should call +1-847-585-4422 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) is a provider of e-business and engagement management solutions for organizations seeking to transform their communication and collaboration efforts within and outside the enterprise by embedding valuable social behaviors into business relationships and processes.  BroadVision solutions – including the Clearvale enterprise social networking solution – deliver a virtual, mobile, and social platform of engagement for sharing expertise, enhancing business agility, and tracking accountability to deliver clarity in decision-making and improvement in both productivity and business results.  Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about the timing and functionality of expected product releases, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2014	2013
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$45,882	$46,400
Other current assets	4,069	4,771
Total current asset	49,951	51,171
Other non-current assets	420	438
Total assets	$50,371	$51,609
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$7,894	$7,417
Other non-current liabilities	806	778
Total liabilities	8,700	8,195
Total stockholders' equity	41,671	43,414
Total liabilities and stockholders' equity	$50,371	$51,609

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Software licenses	$1,226	$1,602
Services	1,768	2,241
Total revenues	2,994	3,843
Cost of revenues:
Cost of software revenues	44	24
Cost of services	990	1,177
Total cost of revenues	1,034	1,201
Gross profit	1,960	2,642
Operating expenses:
Research and development	1,829	1,703
Sales and marketing	1,507	1,448
General and administrative	1,000	1,095
Total operating expenses	4,336	4,246
Operating loss	(2,376)	(1,604)
Other Income (expense), net	40	(530)
Loss before provision for income taxes	(2,336)	(2,134)
Provision for income taxes	(3)	(14)
Net loss	$(2,339)	$(2,148)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.49)	$(0.46)
Shares used in computing:
Weighted average shares-basic and diluted	4,770	4,686